Exhibit 99.1
DOBSON COMMUNICATIONS PURCHASES TEXAS 15 RURAL SERVICE AREA AND
ADDITIONAL SPECTRUM
OKLAHOMA CITY, April 25, 2006 — American Cellular Corporation, a subsidiary of Dobson Communications Corporation (Nasdaq: DCEL), announced today that it has agreed to purchase wireless assets in Texas 15 Rural Service Area (RSA) as well as additional PCS wireless spectrum in Tom Green, Brown, Comanche and Mills counties. The purchase will increase the Company’s competitive footprint in the central core of Texas, being located primarily west and south of markets already served by the Company under the Cellular One® brand.
     The $25 million purchase is subject to approval by the Federal Communications Commission. The Company expects to close on the purchase of non-spectrum assets in the next 45 days and to close on the spectrum purchase in the third quarter, after FCC approval.
     Texas 15 RSA includes 12,477 square miles of the state and has a population of approximately 207,200. The Company will acquire approximately 850 customers with the purchase. The Company will also acquire 25 MHz of cellular spectrum and 10 MHz of PCS spectrum over Texas 15 RSA, which covers Blanco, Burnet, Concho, Gillespie, Kendall, Kerr, Kimble, Lampasas, Llano, Mason, McCulloch, Menard and San Saba counties. Primary cities in Texas 15 RSA include Brady, Fredericksburg, Kerrville and Lampasas. Fredericksburg and Kerrville are popular tourist destinations. There are also several lakes and historical sites in Texas 15 RSA that attract visitors to the area.
     In addition, the Company is purchasing 10 MHz of PCS spectrum in Tom Green, Brown, Comanche and Mills counties. The Company already provides cellular service in the Brown, Comanche and Mills counties, which are located in Texas 9 RSA. San Angelo, the county seat of Tom Green County, is the largest city in the region.
     The Company plans to upgrade the quality of the Texas 15 RSA network, using state-of-the-art GSM/GPRS/EDGE technology that will match its networks in Texas 9 RSA to the north, and Texas 10 and 16 RSAs to the east.
     “With the acquisition of Texas 15 RSA, we continue to enhance our strategic footprint in Texas,” said Steve Dussek, president and chief executive officer. “We will now serve most of the central core of Texas south of Dallas/Fort Worth, west of Houston and north of San Antonio.”
     Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states, with markets covering a population of 11.9 million. The Company serves approximately 1.5 million customers. For additional information on the Company and its operations, please visit its Web site at http://www.dobson.net
     This press release contains “forward-looking statements” that are subject to risks and uncertainties. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to the possibility that the FCC might disapprove transfer of the acquired wireless licenses to Dobson. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission, including the registration statement relating to the Exchange Offer. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation J. Warren Henry Vice President, Investor Relations (405) 529-8820